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                   AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                       among:


                                 ZITEL CORPORATION,
                             a California corporation;


                               ZM ACQUISITION CORP.,
                             a California corporation;


                                        and


                               MATRIDIGM CORPORATION,
                             a California corporation;



                            ----------------------------

                             Dated as of August 9, 1999

                            ----------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                                 PAGE
SECTION 1.  DESCRIPTION OF TRANSACTION . . . . . . . . . . . . . . . . . . . . . . .1

     1.1    Merger of Merger Sub into the Company. . . . . . . . . . . . . . . . . .1

     1.2    Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .1

     1.3    Closing; Effective Time. . . . . . . . . . . . . . . . . . . . . . . . .1

     1.4    Articles of Incorporation and Bylaws; Directors and Officers . . . . . .2

     1.5    Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . .2

     1.6    Employee Stock Options . . . . . . . . . . . . . . . . . . . . . . . . .3

     1.7    Closing of the Company's Transfer Books. . . . . . . . . . . . . . . . .3

     1.8    Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . .3

     1.9    Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . .4

     1.10   Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

     1.11   Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . .5

     1.12   Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . .5

     2.1    Due Organization; No Subsidiaries; Etc.. . . . . . . . . . . . . . . . .5

     2.2    Articles of Incorporation and Bylaws; Records. . . . . . . . . . . . . .6

     2.3    Capitalization, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . .6

     2.4    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .7

     2.5    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . .7

     2.6    Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

     2.7    Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

     2.8    Equipment; Leasehold . . . . . . . . . . . . . . . . . . . . . . . . . 10

     2.9    Proprietary Assets . . . . . . . . . . . . . . . . . . . . . . . . . . 10

     2.10   Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

     2.11   (Reserved) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

     2.12   Compliance with Legal Requirements . . . . . . . . . . . . . . . . . . 13

     2.13   Governmental Authorizations. . . . . . . . . . . . . . . . . . . . . . 13

     2.14   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

     2.15   Employee and Labor Matters; Benefit Plans. . . . . . . . . . . . . . . 14

     2.16   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . 16


                                       i.

                                  TABLE OF CONTENTS
                                    (CONTINUED)

                                                                                 PAGE

     2.17   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

     2.18   Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . 17

     2.19   Legal Proceedings; Orders. . . . . . . . . . . . . . . . . . . . . . . 17

     2.20   Authority; Binding Nature of Agreement . . . . . . . . . . . . . . . . 18

     2.21   Non-Contravention; Consents. . . . . . . . . . . . . . . . . . . . . . 18

     2.22   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB  . . . . . . . 19

     3.1    SEC Filings; Financial Statements. . . . . . . . . . . . . . . . . . . 19

     3.2    Authority; Binding Nature of Agreement . . . . . . . . . . . . . . . . 20

     3.3    Valid Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

     3.4    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED SHAREHOLDERS . . . 20

     4.1    Access and Investigation . . . . . . . . . . . . . . . . . . . . . . . 20

     4.2    Operation of the Company's Business. . . . . . . . . . . . . . . . . . 20

     4.3    Notification; Updates to Disclosure Schedule . . . . . . . . . . . . . 22

     4.4    No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . 23

     5.1    Filings and Consents . . . . . . . . . . . . . . . . . . . . . . . . . 23

     5.2    California Permit; Fairness Hearing. . . . . . . . . . . . . . . . . . 24

     5.3    Company Shareholders' Meeting. . . . . . . . . . . . . . . . . . . . . 24

     5.4    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . 24

     5.5    Exchange of Company Securities . . . . . . . . . . . . . . . . . . . . 24

     5.6    Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . . . . . 25

     5.7    Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

     5.8    Employment Contracts . . . . . . . . . . . . . . . . . . . . . . . . . 25

     5.9    Parent Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

     5.10   (Reserved) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

     5.11   Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

     5.12   Termination of Employee Plans. . . . . . . . . . . . . . . . . . . . . 25


                                       ii.

                                  TABLE OF CONTENTS
                                    (CONTINUED)

                                                                                 PAGE

     5.13   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

     5.14   Company Option Plan. . . . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB . . . . . 26

     6.1    Accuracy of Representations. . . . . . . . . . . . . . . . . . . . . . 26

     6.2    Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . 26

     6.3    Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . 26

     6.4    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

     6.5    Agreements and Documents . . . . . . . . . . . . . . . . . . . . . . . 26

     6.6    (Reserved) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

     6.7    Permit; Compliance With Section 3(a)(10) of the Securities Act . . . . 27

     6.8    Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

     6.9    No Restraints. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

     6.10   No Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . 27

     6.11   Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

     6.12   Termination of Employee Plans. . . . . . . . . . . . . . . . . . . . . 27

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY . . . . . . . . . . 27

     7.1    Accuracy of Representations. . . . . . . . . . . . . . . . . . . . . . 28

     7.2    Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . 28

     7.3    Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

     7.4    Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

     7.5    No Restraints. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

     7.6    Permit; Compliance with Section 3(a)(10) of the Securities Act . . . . 28

     7.7    Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

SECTION 8.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

     8.1    Termination Events . . . . . . . . . . . . . . . . . . . . . . . . . . 28

     8.2    Termination Procedures . . . . . . . . . . . . . . . . . . . . . . . . 29

     8.3    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . 29

SECTION 9.  (RESERVED) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29


                                       iii.

                                  TABLE OF CONTENTS
                                    (CONTINUED)

                                                                                 PAGE

SECTION 10. MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . 29

     10.1   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 29

     10.2   Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 29

     10.3   Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

     10.4   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

     10.5   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

     10.6   Time of the Essence. . . . . . . . . . . . . . . . . . . . . . . . . . 31

     10.7   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

     10.8   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

     10.9   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

     10.10  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . 31

     10.11  Remedies Cumulative; Specific Performance. . . . . . . . . . . . . . . 31

     10.12  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

     10.13  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

     10.14  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

     10.15  Parties in Interest. . . . . . . . . . . . . . . . . . . . . . . . . . 32

     10.16  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

     10.17  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32


                                       iv.

                                      EXHIBITS

Exhibit A   -   Designated Shareholders (Preamble)

Exhibit B   -   Certain definitions (Preamble)

Exhibit C   -   Form of Amended and Restated Articles of Incorporation of
                Surviving Corporation (Paragraph 1.4(a))

Exhibit D   -   Directors and officers of Surviving Corporation
                (Paragraph 1.4(c))

Exhibit E   -   Form of Affiliate Agreement (Section 5.6)

Exhibit F   -   Persons to execute Affiliate Agreements (Section 5.6)

Exhibit G   -   Form of Release (Section 5.11)

Exhibit H   -   Form of legal opinion of Arter & Hadden (Paragraph
                6.5(f))

Exhibit I   -   Certain employees (Section 6.11)

Exhibit J   -   Form of legal opinion of Cooley Godward LLP (Section 7.3)


                                       v.

                                 AGREEMENT AND PLAN
                            OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of August 9, 1999, by and among: ZITEL CORPORATION, a California corporation ("Parent"); ZM ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"); MATRIDIGM CORPORATION, a California corporation (the "Company"); and the parties identified on Exhibit A (the "Designated Shareholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

                                      RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "purchase."

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     D. The Designated Shareholders own or will acquire the shares of the Common Stock of the Company ("Company Common Stock"), Series B Preferred Stock of the Company (the "Series B Preferred"), Series C Preferred Stock of the Company (the "Series C Preferred") and Series D Preferred Stock of the Company (the "Series D Preferred") listed on Exhibit A hereto. Contemporaneously with the execution and delivery of this Agreement, each Designated Shareholder is executing and delivering to Parent a Voting Agreement of even date herewith.

                                     AGREEMENT

     The parties to this Agreement agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

     1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, One


                                      1.

Maritime Plaza, San Francisco, California 94111 at 10:00 a.m. on August 20, 1999, or at such other time and date during the period from August 15, 1999 through October 15, 1999 as Parent may designate upon not less than five days' prior notice to the Company (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the California General Corporation Law shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time such agreement of merger is filed with the Secretary of State of the State of California (the "Effective Time").

     1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

          (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.

     1.5  CONVERSION OF SHARES.

          (a) Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

               (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive .0342857 shares of the Common Stock of Parent ("Parent Common Stock");

               (ii)  each share of Series B Preferred and Series D
     Preferred outstanding immediately prior to the Effective Time shall be converted into the right to receive .114286 shares of Parent Common Stock and each share of Series C Preferred outstanding immediately prior to the effective time shall be converted into the right to receive 9.57143 shares of Parent Common Stock;

               (iii) each share of Capital Stock of the Company owned by Parent shall be cancelled; and

               (iv) each share of the common stock (with no par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement


                                      2.

with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

     1.6 EMPLOYEE STOCK OPTIONS. At the Effective Time, each stock option that is then outstanding under the Company's Stock Option Plans, whether vested or unvested which has not been exercised (a "Company Option"), shall terminate.

     1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  EXCHANGE OF CERTIFICATES.

          (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this
Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with


                                      3.

this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  DISSENTING SHARES.

          (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of
Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Parent Common Stock in accordance with
Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; PROVIDED, HOWEVER, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

          (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective


                                      4.

Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger will be treated as a "purchase."

     1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants, to and for the benefit of the Parent, as follows:

     2.1  DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Company Contracts.

          (b) Except as set forth in Part 2.1(b) of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Matridigm Corporation."

          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except as set forth in Part 2.1(c) of the Disclosure Schedule.

          (d)  Part 2.1(d) of the Disclosure Schedule accurately sets forth
(i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

          (e) Except as set forth in Part 2.1(e) of the Disclosure Schedule, the Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future


                                      5.

investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any person or entity.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3  CAPITALIZATION, ETC.

          (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Common Stock, of which 21,392,852 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 30,000,000 shares of Preferred Stock, of which 9,600,000 have been designated Series A Preferred Stock, all of which are issued and are outstanding; 2,000,000 shares have been designated Series B Preferred Stock, all of which are issued and outstanding; 1,500,000 shares have been designated Series C Preferred Stock, none of which are issued and outstanding; and 5,000,000 shares have been designated Series D Preferred Stock, 2,000,000 of which are issued and outstanding. Each outstanding share of Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

          (b) The Company has reserved 7,277,742 shares of Company Common Stock for issuance under its 1996 Stock Option Plan and 1998 Stock Option Plan, of which options to purchase 2,218,894 shares are outstanding as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option;
(iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may


                                      6.

become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) All outstanding shares of Company Common Stock and Preferred Stock, and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

     2.4  FINANCIAL STATEMENTS.

          (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

               (i) The audited balance sheets of the Company as of September 30, 1998 and 1997, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the qualified report and opinion of PricewaterhouseCoopers LLP relating thereto; and

               (ii) the unaudited balance sheet of the Company as of May 31, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the seven months then ended.

          (b) Except as set forth in Part 2.4(b) of the Disclosure Schedule, the Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. Except as set forth in Part 2.4(b) of the Disclosure Schedule, the Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually exceed $50,000 or in the aggregate exceed $250,000).

     2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since September 30, 1998:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the Knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;


                                      7.

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d)  except as specified in Part 2.5(d) of the Disclosure
     Schedule, the Company has not sold, issued or authorized the issuance of
     (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or
     (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) except as specified in this Agreement, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 1996 and 1998 Stock Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since September 30, 1998, exceeds $50,000;

          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or
     (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness greater than $50,000;


                                      8.

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee at an annual rate of pay in excess of $50,000;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (p)  the Company has not made any Tax election;

          (q)  the Company has not commenced or settled any Legal
     Proceeding;

          (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  TITLE TO ASSETS.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts
2.1 and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (z) inchoate liens arising under statute.

          (b) Part 2.6 of the Disclosure Schedule identifies all assets with an original cost greater than $25,000 and that are being leased or licensed to the Company.


                                      9.

     2.7  BANK ACCOUNTS.

          Part 2.7 of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

     2.8  EQUIPMENT; LEASEHOLD.

          (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.9  PROPRIETARY ASSETS.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body,
(i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company.
Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in
Part 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Company has taken all commercially reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in
Part 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.


                                      10.

          (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.9(c) to the Disclosure Schedule, to the Knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d)  Except as set forth in Part 2.9(d) of the Disclosure Schedule:
(i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the Knowledge of the Company, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f)  Except as set forth in Part 2.9(f) of the Disclosure Schedule,
(i) all current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

     2.10  CONTRACTS.

          (a)  Part 2.10 of the Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;


                                     11.

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

               (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

               (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

               (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

               (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

               (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or
     (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments


                                     12.

thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the Knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  Except as set forth in Part 2.10 of the Disclosure Schedule:

               (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

               (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract,
     (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

               (iii) since September 30, 1998, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

               (iv) the Company has not waived any of its material rights under any Material Contract.

          (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (e) Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted by the Company which is still open.

     2.11  (RESERVED).

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since September 30, 1998 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, since September 30, 1998, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified


                                     13.

in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

     2.14  TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been paid or accrued. The Company has delivered to Parent accurate and complete copies of all Company Returns which have been requested by Parent.

          (b) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

     2.15  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

          (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the Knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(a) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).


                                     14.

          (d)  With respect to each Plan, the Company has delivered to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) The Company is not required to be, and, to the Knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c),
(m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the Knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).


                                     15.

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and to the Knowledge of the Company, there exists no reason why any such determination letter should be revoked.

          (k) Except as required pursuant to Section 5.14 and as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. Except as set forth on Part 2.15(l) of the Disclosure Schedule, all of the Company's employees are "at will" employees.

          (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company has good labor relations. The Company has no reason to believe that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations.

     2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not


                                     16.

in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Disclosure Schedule, no contracts, agreements or other arrangements (oral or written) are in effect as of the date hereof between (a) on the one hand, the Company and (b) on the other hand, any of its affiliates. For purposes of this Section 2.18, an "affiliate" of the Company shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

     2.19  LEGAL PROCEEDINGS; ORDERS.

          (a) Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, except as set forth in Part
2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.


                                     17.

          (b) Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

          (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or


                                     18.

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.22  FULL DISCLOSURE.

          (a) This Agreement (including the Disclosure Schedule) does not, and the Company's Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (b) The information supplied by the Company for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date of the Information Statement or as of the date of the Company Shareholders' Meeting (as defined in Section 5.3), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company and the Signing Shareholders as follows:

     3.1  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between October 1, 1998 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally


                                     19.

accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.4 DISCLOSURE. The information supplied by the Company for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date of the Information Statement or as of the date of the Company Shareholders' Meeting (as defined in Section 5.3), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED SHAREHOLDERS

     4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     4.2  OPERATION OF THE COMPANY'S BUSINESS.  During the Pre-Closing Period:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;


                                     20.

          (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

          (d) the Company shall cause its Chief Executive Officer or Chief Financial Officer to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

          (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock to employees upon the exercise of outstanding Company Options;

          (g) except as required pursuant to Section 5.14, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or
     (iii) any provision of any restricted stock purchase agreement;

          (h) neither the Company nor any of the Designated Shareholders shall amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000 per transaction;

          (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

          (l) except as set forth in Part 4.2(l) of the Disclosure Schedule, the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other


                                      21.

     Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

          (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

          (n) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or
     (iii) hire any new employee whose aggregate annual compensation is expected to exceed $75,000;

          (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (p)  the Company shall not make any Tax election;

          (q) the Company shall not commence or settle any material Legal Proceeding;

          (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(g)" through "(r)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

     4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event,


                                      22.

     condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of the Company or any of the Designated Shareholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
     Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Company nor any of the Designated Shareholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Designated Shareholders during the Pre-Closing Period.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

     5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.


                                      23.

     5.2 CALIFORNIA PERMIT; FAIRNESS HEARING. Promptly after the execution of this Agreement, the Company and Parent shall prepare and cause to be filed with the California Commissioner of Corporations (the "California Commissioner") a permit application under Section 25121 of the California Corporations Code, and a related information statement or other disclosure document (the "Information Statement"), and shall request a hearing on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the California Corporations Code. The parties to this Agreement shall use all commercially reasonable efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at such a hearing; PROVIDED, HOWEVER, that Parent shall not be required to modify any of the terms of the Merger in order to cause the California Commissioner to approve the fairness of such terms and conditions. The Company shall provide and include in the Information Statement such information relating to the Company as may be required pursuant to the rules of the California Commissioner. The Information Statement shall include the recommendation of the board of directors of the Company in favor of the Merger.

     5.3 COMPANY SHAREHOLDERS' MEETING. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law, call and hold a special meeting of its shareholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Shareholders' Meeting"). As soon as permissible under the rules of the California Commissioner, the Company shall cause a copy of the Information Statement to be delivered to each shareholder of the Company who is entitled to vote at the Company Shareholders' Meeting.

     5.4 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) neither the Company nor any of the Designated Shareholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

     5.5  EXCHANGE OF COMPANY SECURITIES.  Prior to the Closing:

          (a) ACS BRC Holdings, Inc., will exchange its $400,000 receivable from the Company for 2,000,000 shares of Company Common Stock and will release its warrant to acquire 275,000 shares of Company Common Stock;

          (b) JBJ Partners, Ltd. will release its warrant to purchase 1,500,000 shares of Series C Preferred Stock and EFO Holding, L.P. will release its warrant to acquire 275,000 shares of Company Common Stock; and

          (c) Lynx Venture Partners I, LLC ("Lynx") (i) will exchange its Convertible Promissory Note of the Company in the principal amount of $5,000,000 for 100,000 shares of Series C Preferred, (ii) will cancel accrued interest on such note for shares of Series C Preferred at the rate of 0.02 shares for each dollar of accrued interest and (iii) will cancel its rights under a certain undated Term Sheet with the Company which


                                      24.

     provides, among other things, for Lynx to receive additional consideration with respect to its investment in the Company in certain transactions.

     5.6 AFFILIATE AGREEMENTS. Each Designated Shareholder shall execute and deliver to Parent, and the Company shall use all commercially reasonable efforts to cause each other Person identified on Exhibit F (and any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit E.

     5.7 BEST EFFORTS. During the Pre-Closing Period, (a) the Company and the Designated Shareholders shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.8 EMPLOYMENT CONTRACTS. The employment contracts between James T. Brady, Franklin Chiang and the Company shall be terminated.

     5.9 PARENT OPTIONS. As soon as practical following the Effective Time Parent will issue to employees of the Company options under its Qualified Stock Option Plan (the "Option Plan") exercisable for approximately 550,000 shares of Common Stock of Parent. These options shall vest one year after the date of grant and otherwise include the standard terms and conditions of options under the Option Plan, including an exercise price equal to the fair market value of the Common Stock of Parent on the date of grant.

     5.10  (RESERVED).

     5.11 RELEASE. At the Closing, each of the Designated Shareholders shall execute and deliver to the Company and the Parent a release of all claims against the Company, Parent and Merger sub, except under Sections 1.5 and 1.7 above, in the form of Exhibit G.

     5.12 TERMINATION OF EMPLOYEE PLANS. Prior to the Closing the Company shall cooperate with the Parent to determine which of the Company's employee benefit plans and insurance policies, including directors and officers insurance, should be continued, which should be merged into plans and policies of the Parent and to schedule such mergers and terminations so as to minimize the financial impact of such actions on the Company; PROVIDED that the scope or amount of coverage available to the Company's current or former directors or officers following the Closing shall be no less advantageous in any material respect to the covered persons than the coverages provided under the Company's current officers and directors policy.

     5.13 INDEMNIFICATION. Parent agrees not to amend the Articles of Incorporation or Section 63 of the Bylaws of Merger Sub (which become the Bylaws of the Company) in any manner which would adversely impact the rights to indemnification or limitation of liability of any director or officer or any former director or officer of the Company.

     5.14 COMPANY OPTION PLAN. Not later than 15 days prior to the Closing, the Company agrees to notify the holders of options pursuant to Section 5(b)(2)b of the Company's 1996 Stock Option Plan and the 1998 Stock Option Plan that the Parent has refused to assume or


                                      25.

substitute options, that the options are fully exercisable for a period of 15 days from the date of the notice and that the options shall expire at the end of that 15-day period.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all respects (with regard to representations and warranties containing materiality or Material Adverse Effect Qualifications), and shall be accurate in all material respects (with regard to representations and warranties that do not contain materiality or Material Adverse Effect Qualifications), in each case as of the Scheduled Closing Time as if made at the Scheduled Closing Time and the Company shall not have suffered a Material Adverse Effect between the date of this Agreement and the Closing.

     6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Designated Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, including the obligations set forth in
Section 5.5 above.

     6.3 SHAREHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least (a) 90% of the shares of Company Common Stock entitled to vote with respect thereto, and (b) all of the shares of Preferred Stock entitled to vote with respect thereto.

     6.4 CONSENTS. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements in the form of Exhibit E, executed by the Persons identified on Exhibit F and by any other Person who could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act;

          (b) Releases in the form of Exhibit G, executed by the Designated Shareholders;

          (c) a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company confirming that the conditions set forth in paragraphs 6.1 and 6.2 have been satisfied;


                                      26.

          (d) a legal opinion of Arter & Hadden LLP, dated as of the Closing Date, in the form of Exhibit H;

          (e) a certificate executed by the Designated Shareholders and containing the representation and warranty of each Designated Shareholder that such Designated Stockholder has performed all of the covenants to be performed by such Designated Stockholder on or before the Closing Date; and

          (f) written resignations of all directors of the Company, effective as of the Effective Time.

     6.6  (RESERVED).

     6.7 PERMIT; COMPLIANCE WITH SECTION 3(a)(10) OF THE SECURITIES ACT. The California Commissioner shall have issued a permit under Section 25121 of the California Corporations Code (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to Section 25142 of the California Corporations Code) for the issuance of the Parent Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

     6.8 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ National Market.

     6.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.10 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     6.11 EMPLOYEES. None of the five individuals identified on Exhibit I, no more than eight of the sixteen current factory employees of the Company and no more than five of the ten current research and development employees of the Company shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company.

     6.12 TERMINATION OF EMPLOYEE PLANS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.12.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:


                                      27.

     7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

     7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     7.3 DOCUMENTS. The Company shall have received a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit J.

     7.4 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ National Market.

     7.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.6 PERMIT; COMPLIANCE WITH SECTION 3(a)(10) OF THE SECURITIES ACT. The California Commissioner shall have issued a permit under Section 25121 of the California Corporations Code (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to Section 25142 of the California Corporations Code) for the issuance of the Parent Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

     7.7 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ National Market.

SECTION 8.  TERMINATION

     8.1  TERMINATION EVENTS.  This Agreement may be terminated prior to the
Closing:

          (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company or any of the Designated Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);


                                      28.

          (c) by Parent at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

          (d) by the Company at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

          (e) by Parent if the Closing has not taken place on or before October 15, 1999 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (f) by the Company if the Closing has not taken place on or before October 15, 1999 (other than as a result of the failure on the part of the Company or any of the Designated Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

          (g)  by the mutual consent of Parent and the Company.

     8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or
Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.4.

SECTION 9.  (RESERVED)

SECTION 10.  MISCELLANEOUS PROVISIONS

     10.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in


                                      29.

connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

     10.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     IF TO PARENT:        Zitel Corporation
                          47211 Bayside Drive
                          Fremont, CA  94538-6517
                          Attn: Chief Executive Officer
                          Ph.: (510) 440-9600
                          Fax: (510) 440-8526

     IF TO THE COMPANY:   Matridigm Corporation
                          4777 Hellyer Avenue
                          San Jose, CA  95138
                          Attn: Robert Luth
                          Ph.: (408) 360-3210
                          Fax: (408) 225-1901

          With copy (which shall not constitute notice):
                          William L. Rivers
                          Arter & Hadden LLP
                          1717 Main Street, Suite 4100
                          Dallas, TX 75201
                          Ph:  (214) 761-4357
                          Fax: (214) 741-7139

          IF TO ANY OF THE DESIGNATED SHAREHOLDERS:

     10.5 CONFIDENTIALITY. Without limiting the generality of anything contained in Section 5.4, on and at all times after the Closing Date, each Designated Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other


                                      30.

non-public information in such Signing Shareholder's possession that relates to the business of the Company or Parent.

     10.6  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     10.7 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.9 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     10.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Designated Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.5); Parent; Merger Sub; the Company's current officers and directors (to the extent of the indemnification, insurance requirements and limitation of liability arising under Sections 1.4, 5.12 and 5.13); and the respective personal representative, executors, administrators and heirs, successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     10.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative).
The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.12  WAIVER.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of


                                      31.

such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.15 PARTIES IN INTEREST. Except for the provisions of Section 1.5 or as provided in Section 10.10 none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns.

     10.16 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     10.17  CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.


                                      32.

     The parties hereto have caused this Agreement to be executed and delivered as of August 9, 1999.

                                        ZITEL CORPORATION,
                                        a California corporation

                                        By:  s/
                                           -----------------------------------
                                        ZM ACQUISITION CORP.,
                                        a California corporation

                                        By:  s/
                                           -----------------------------------
                                        MATRIDIGM CORPORATION,
                                        a California corporation

                                        By:  s/
                                           -----------------------------------

                                        DESIGNATED SHAREHOLDERS:

                                        ACS BRC HOLDINGS, INC.

                                        By:  s/
                                           -----------------------------------
                                        JBJ PARTNERS, LTD.

                                        By:  s/
                                           -----------------------------------
                                        LYNX VENTURE PARTNERS I, LLC

                                        By:  s/
                                           -----------------------------------

                                        s/
                                        --------------------------------------
                                        JAMES BRADY

                                        s/
                                        --------------------------------------
                                        HELEN BRADY

                                        s/
                                        --------------------------------------
                                        JAMES BRADY as Trustee of the
                                        Brady 1996 Living Trust dated
                                        3/26/96

                                        s/
                                        --------------------------------------
                                        HELEN BRADY as Trustee of the
                                        Brady 1996 Trust dated 3/26/96


                                     33.

                                        s/
                                        --------------------------------------
                                        STEVE BRADY as Trustee of the
                                        Brady Children Trust dated
                                        Effective 5/2/96

                                        s/
                                        --------------------------------------
                                        FRANKLIN CHIANG

                                        s/
                                        --------------------------------------
                                        SUE-KEWN CHIANG

                                        s/
                                        --------------------------------------
                                        FRANKLIN C. CHIANG as Trustee
                                        of the Chiang 1997 Living Trust
                                        dated June 18, 1997

                                        s/
                                        --------------------------------------
                                        SUE-KEWN CHIANG as Trustee of
                                        the Chiang 1997 Living Trust
                                        dated June 18, 1997

                                        s/
                                        --------------------------------------
                                        FRANK ROSS as Trustee of the
                                        Dawn Constance Chiang,
                                        Grace Carina Chiang and
                                        Elizabeth Jen Chiang Trust


                                     34.

                                   EXHIBIT A

                            DESIGNATED SHAREHOLDERS


NAME

BRC Holdings, Inc.

JBJ Partners, Ltd.

Lynx Ventures

James Brady

James Brady and Helen Brady as Trustees
of the Brady 1996 Living Trust

Steve Brady, as Trustee of the Brady
Children Trust

Franklin Chiang

Sue-Kewn Chiang

Franklin Chiang and Sue-Kewn Chiang as
Trustees of the Chiang 1997 Living Trust

Frank Ross as Trustee of the
Dawn Constance Chiang,
Grace Carina Chiang and
Elizabeth Jen Chiang Trust

                                   EXHIBIT B

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit B):

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.


                                      1.

     DESIGNATED PARENT STOCK PRICE. "Designated Parent Stock Price" shall be the average of the closing sale prices of a share of Parent Common Stock as reported on the NASDAQ National Market for each of the [ten] consecutive trading days immediately preceding the Closing Date.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Designated Shareholders.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).


                                      2.

     KNOWLEDGE. "Knowledge" means the actual current knowledge of any of the executive officers of the Company, after reasonable review and inquiry of appropriate employees of and consultants to the Company.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Designated Shareholders' Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, financial condition, assets, liabilities, results of operations, financial performance or prospects; provided, that neither (a) any violation or matter with a financial effect on the Company which results in a loss to or payment by the Company of less than $50,000 for any individual item or $250,000 in the aggregate, (b) adverse conditions or events affecting the economy of the United States generally, (c) adverse changes directly attributable to the announcement and pendency of the transactions contemplated hereby, nor (d) any failure to meet projected revenues, to the extent the failure is the result of the Parent not meeting revenue projections provided to the Company in writing, but only to the extent that such projections by Parent were included in revenues projected by the Company, shall be deemed to have a Material Adverse Effect.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.


                                      3.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.


                                      4.

                                   EXHIBIT C


                          ARTICLES OF INCORPORATION
                                      OF
                          ZM ACQUISITION CORPORATION


                                      I.

     The name of this corporation is ZM Acquisition Corporation.

                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

     The corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is one hundred (100).

                                      IV.

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

     Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      V.

      The name and address in the State of California of this corporation's initial agent for service of process is:


                                       1.

                        Anna M. McCann
                        Zitel Corporation
                        47211 Bayside Parkway
                        Fremont, California 94538

      IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, the undersigned, as sole incorporator of this corporation, has executed these Articles of Incorporation this _____ day of July, 1999.


                                       ------------------------------------
                                       JOHN L. CARDOZA
                                       Sole Incorporator


                                       2.

                                   EXHIBIT D

Directors:     Asa W. Lanum
               Anna M. McCann
               Richard Ormond


Officers:      Chief Executive Officer: Richard Ormond
               Chief Financial Officer: Anna M. McCann
Secretary:     Anna M. McCann


                                       1.

                                   EXHIBIT E

                              AFFILIATE AGREEMENT

     THIS AFFILIATE AGREEMENT ("Affiliate Agreement") is being executed and delivered as of ______________, 1999 by _____________________________________
("Stockholder") in favor of and for the benefit of ZITEL CORPORATION, a California corporation ("Parent").

                                   RECITALS

     A. Stockholder is a stockholder of, MATRIDIGM CORPORATION, a California corporation (the "Company").

     B. Parent, the Company and ZM ACQUISITION CORPORATION, a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger and Reorganization dated as of July ___, 1999 (the "Merger Agreement"), providing for the merger of Merger Sub into the Company (the "Merger"). The Merger Agreement contemplates that, upon consummation of the Merger, (i) holders of shares of the capital stock of the Company will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of capital stock of the Company and (ii) the Company will become a wholly owned subsidiary of Parent. It is accordingly contemplated that Stockholder will receive shares of Parent Common Stock in the Merger.

     C. Stockholder understands that the Parent Common Stock being issued in the Merger will be offered and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 3(a)(10) of the Securities Act, and that Stockholder may be deemed an "affiliate" of Parent as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act").

                                  AGREEMENT

     Stockholder, intending to be legally bound, agrees as follows:

     1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Parent as follows:

     (a) Stockholder is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of outstanding shares of common stock of the Company set forth beneath Stockholder's signature on the signature page hereof (the "Company Shares"), and Stockholder has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Stockholder has the sole right to vote and to dispose of the Company Shares.


                                       1.

     (b) Stockholder does not own, of record or beneficially, directly or indirectly, any securities of the Company other than the Company Shares.

     (c) Stockholder has carefully read this Affiliate Agreement and, to the extent Stockholder felt necessary, has discussed with counsel the limitations imposed on Stockholder's ability to sell, transfer or otherwise dispose of the Company Shares, the shares of Parent Common Stock that Stockholder is to receive in the Merger (the "Parent Shares"). Stockholder fully understands the limitations this Affiliate Agreement places upon Stockholder's ability to sell, transfer or otherwise dispose of securities of the Company and securities of Parent.

     2.   LIMITATIONS ON TRANSFER.

          Stockholder agrees that Stockholder shall not effect any sale, transfer or other disposition of any Parent Shares unless:

          (i) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act;

          (ii) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker's letter and a representation letter executed by Stockholder (satisfactory in form and content to Parent) stating that such requirements have been met;

          (iii) counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from the registration requirements of the Securities Act; or

          (iv) an authorized representative of the SEC shall have rendered written advice to Stockholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

     3.   STOP TRANSFER INSTRUCTIONS; LEGEND.

          Stockholder acknowledges and agrees that (a) stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares, and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE


                                       2.

          PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF _____________, 1999, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER."

     4. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Stockholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

     5. SPECIFIC PERFORMANCE. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     6. OTHER AGREEMENTS. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Affiliate Agreement.

     7. NOTICES. Any notice or other communication required or permitted to be delivered to Stockholder or Parent under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

          IF TO PARENT:

               Zitel Corporation
               47211 Bayside Parkway
               Fremont, CA  94538
               Attn:  Chief Executive Officer
               Fax:  (510) 440-9696


                                       3.

          IF TO STOCKHOLDER:

               ______________________________
               ______________________________
               ______________________________
               Attn:_________________________
               Fax: (___) ___________________

     8. SEVERABILITY. If any provision of this Affiliate Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Affiliate Agreement. Each provision of this Affiliate Agreement is separable from every other provision of this Affiliate Agreement, and each part of each provision of this Affiliate Agreement is separable from every other part of such provision.

     9.   APPLICABLE LAW; JURISDICTION.   THIS AFFILIATE AGREEMENT IS MADE
UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Affiliate Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of Santa Clara, State of California; (b) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with Section 7.

     10. WAIVER; TERMINATION. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is


                                       4.

expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

     11. CAPTIONS. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

     12. FURTHER ASSURANCES. Stockholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

     13. ENTIRE AGREEMENT. This Affiliate Agreement, the Merger Agreement and the other agreements and certificate entered into in connection with the Merger Agreement between Stockholder and Parent collectively set forth the entire understanding of Parent and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Stockholder relating to the subject matter hereof and thereof.

     14. NON-EXCLUSIVITY. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

     15. AMENDMENTS. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

     16. ASSIGNMENT. This Affiliate Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

     17. BINDING NATURE. Subject to Section 16, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns.

     18. SURVIVAL. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Merger.


                                       5.

     Stockholder has executed this Affiliate Agreement on ___________ __, 1999.

                                       ----------------------------------------
                                                      (SIGNATURE)

                                       ----------------------------------------
                                                      (Print Name)


NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK AND PREFERRED STOCK
OF THE COMPANY HELD BY STOCKHOLDER:

-----------------------------


                                       6.

                                   EXHIBIT F

                    PERSONS TO EXECUTE AFFILIATE AGREEMENTS

1.   Each of the following directors of the Company:

          James T. Brady
          Franklin C. Chiang
          Jack H. King
          Henry C. Harris
          Anna M. McCann
          Robert J. Luth
          Richard W. Ormond

2.   JBJ Partners, Ltd.

3.   James Brady and Helen Brady, as trustees of the Brady 1996 Living Trust

4.   Franklin Chiang and Su-Kewn Chiang, as trustees of the Chiang 1997 Living
     Trust

5.   Zitel Corporation


                                       1.

                                   EXHIBIT G

                                GENERAL RELEASE

     THIS GENERAL RELEASE ("General Release") is being executed and delivered as of ____________, 1999, by and among the parties who are "Designated Shareholders" as defined in the Merger Agreement (as defined below) (all of whom are referred to collectively as the "Shareholders," and each of whom is referred to individually as a "Shareholder"), MATRIDIGM CORPORATION, a California corporation ("Target"), ZITEL CORPORATION, a California corporation ("Purchaser").

                                   RECITALS

     A. Contemporaneously with the execution and delivery of this General Release, certain of the Shareholders are exchanging their shares of the capital stock of Target for capital stock of Purchaser pursuant to an Agreement and Plan of Merger and Reorganization dated as of July __, 1999 (the "Merger Agreement"). Words capitalized but not defined in this General Release have the meanings assigned to them in the Merger Agreement.

     B. To induce Purchaser and the Shareholders to enter into the Merger Agreement and as a condition to the parties' consummation of the transactions contemplated by the Merger Agreement, the Parties have agreed to enter into and deliver this General Release.

     C. This Release is being delivered pursuant to Section 6.5 (b) of the Merger Agreement.

                                  AGREEMENT

     In consideration of the recitals, the Agreements contained in this General Release and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, pursuant to the terms of Merger Agreement, the Parties agree as follows:

     1. RELEASE BY THE SHAREHOLDERS. Each Shareholder, on its own behalf and on behalf of its successors and assigns does hereby generally, irrevocably, unconditionally and completely release and forever discharge Target and Purchaser and their respective successors, assigns, officers, directors, employees and agents (collectively, the "PURCHASER RELEASE PARTIES") from any and all claims, counterclaims, set-offs, debts, demands, causes of actions, obligations, remedies, suits, damages and liabilities (collectively, "SHAREHOLDER CLAIMS"), whether now known, suspected, or claimed, whether arising under common law, in equity, or under statute, that such Shareholder ever had, now has, or in the future may claim to have against any of the Purchaser Release Parties and that are directly attributable to events or circumstances occurring on or before the date of this General Release, excluding any claims (i) arising from any representation, warranty or covenant of the Purchaser Released Parties either set forth in the Merger Agreement or in any agreement executed in connection therewith, or (ii) scheduled on Exhibit A attached hereto.


                                       1.

     2. RELEASE BY TARGET AND PURCHASER. Target and Purchaser, for themselves and their successors and assigns forever, do hereby unconditionally and irrevocably, fully and forever, compromise, settle, remise, acquit, release and discharge each Shareholder and his successors, assigns, officers, directors, employees and agents (collectively, the "SHAREHOLDER RELEASE PARTIES") from any and all claims, counterclaims, set-offs, debts, demands, causes of action, obligations, remedies, suits, damages and liabilities (i) based on any breach or alleged breach by the Shareholder Release Parties of any fiduciary duty owed to the Company by such Shareholder Release Party, or based on any actual or alleged waste of corporate assets of the Company in such parties' capacity as a shareholder, officer, director or employee of the Company, or (ii) set forth on EXHIBIT B attached hereto (collectively, the "PURCHASER RELEASED CLAIMS"), whether now known, suspected, or claimed, whether arising under common law, in equity, or under statute, that Target or Purchaser or their successors or assigns ever had, now have, or in the future make claim to have against any of the Shareholder Release Parties and that are directly attributable to events or circumstances occurring on or before the date of this General Release.

     3. CIVIL CODE SECTION 1542. Each party releasing any claims hereunder (each, a "Releasor") (a) represents, warrants and acknowledges that such Releasor has been fully advised by his attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights such Releasor may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each Releasor also hereby waives the benefits of, and any rights such Releasor may have under, any statute or common law principle of similar effect in any jurisdiction.

     4. REPRESENTATIONS AND WARRANTIES. Each Releasor represents and warrants that:

          a. such Releasor has not assigned, transferred, conveyed or otherwise disposed of any Claim against any party being released hereunder (each, a "Releasee") of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;

          b. to the best of such Releasor's knowledge, no other person or entity has any interest in any of the Released Claims;

          c. this General Release has been duly and validly executed and delivered by such Releasor; and

          d. this General Release is a valid and binding obligation of such Releasor, and is enforceable against such Releasor in accordance with its terms;


                                       2.

     5. RELEASE NOT ADMISSION. The execution of this General Release does not constitute in any manner whatsoever an admission of liability on the part of any party for any matters covered by this General Release, and all such liability is specifically denied.

     6. ADDITIONAL RIGHTS AND OBLIGATIONS. This General Release is being entered into pursuant to and subject to the terms and conditions of the Merger Agreement. Additional rights and obligations of the parties are expressly provided for in the Merger Agreement and the agreements executed in connection therewith, and the execution and delivery of this General Release will not impair or diminish any rights or obligations of any party to the Merger Agreement set forth in the Merger Agreement or any agreement executed in connection therewith.

     7. REASONABLE EFFORTS; COOPERATION. The parties will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the provisions of this General Release and to cooperate with each other in connection with the foregoing.

     8.   MISCELLANEOUS.

          a. This General Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the Releasors and Releasees relating to the subject matter hereof.

          b. If any provision of this General Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this General Release. If any provision of this General Release or any part of such provision is held to be unenforceable against any Releasor, then the unenforceability of such provision or part thereof against such Releasor shall not affect the enforceability thereof against any other Releasor. Each provision of this General Release is separable from every other provision of this General Release, and each part of each provision of this General Release is separable from every other part of such provision.

          c. This General Release shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

          d. Each party to this General Release hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the county of Santa Clara, State of California, for the purposes of any action arising out of this General Release or any subject


                                       3.

matter, brought by any other party. To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise in any such action, any claim that (i) it is not subject to the jurisdiction of the above-named courts, (ii) the action is brought in an inconvenient form, (iii) it is immune from any legal process with respect to itself or its property, (iv) the venue of the suit, action or proceeding is improper, or (v) this General Release or its subject matter may not be enforced by such courts.

          e. This General Release may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          f. Each Releasor shall execute and/or cause to be delivered to each Releasee such instruments and other documents, and shall take such other actions, as such Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this General Release.

          g. If any legal action or other legal proceeding relating to this General Release or the enforcement of any provision hereof is brought by any Releasor or Releasee, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements to the extent actually incurred (in addition to any other relief to which the prevailing party may be entitled).

          h. This General Release shall be effective with respect to, and shall be binding upon and enforceable against, each Releasor who executes this General Release, regardless of whether any of the other Releasors executes this General Release.

          i. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          j. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this General Release.

          k. As used in this General Release, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."



                            (SIGNATURE PAGE FOLLOWS)


                                       4.

     IN WITNESS WHEREOF, the parties have caused this General Release to be executed as of the date first above written.

                                       SHAREHOLDERS:

                                       ---------------------------------------

                                       ---------------------------------------

                                       ---------------------------------------

                                       MATRIDIGM CORPORATION:

                                       By:
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Its:
                                           -----------------------------------

                                       ZITEL CORPORATION:

                                       By:
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Its:
                                           -----------------------------------


                                       5.

                                   EXHIBIT A

     1. Compensation (including salary, bonuses, stock option plans, severance benefits, health benefits, 401(k) contributions) owing to each Shareholder as of the date hereof or accruing after the date hereof.

     2. Expenses incurred in the ordinary course of business by Shareholder on Target's behalf.

     3. Claims or rights arising under the Merger Agreement or any agreement executed in connection therewith.

     4. Claims or rights of indemnification arising under Target's Articles of Incorporation, Bylaws or Indemnification Agreements with its officers, directors and employees.

     5. Claims or rights under Target's directors' and officers liability insurance policies, or successor policies maintained by Target or the Purchaser providing benefits to current and/or former officers, directors or employees of Target or the Purchaser.

     6.   Such other matters as may be approved by Purchaser.


                                       1.

                                   EXHIBIT B

     1. All rights of Target under all agreements relating to proprietary information of Target.

     2. All rights of Target under all agreements conveying interest in patents, trade secrets and other forms of intellectual property to Target.

     3. All rights arising under the Merger Agreement and any agreements executed in connection therewith.

     4.   All advances and loans by Target or Purchaser.


                                       1.

                                   EXHIBIT H

                       OPINION OF COUNSEL TO THE COMPANY


1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of California.

2. The Company has the requisite corporate power to enter into, execute, deliver and perform its obligations under the Merger Agreement.

3. The Merger Agreement and Agreement of Merger have been duly and validly authorized, executed and delivered by the Company and constitutes valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought at law or in equity) and except that rights to indemnification thereunder may be limited by federal or state securities laws or public policy relating thereto.

4. The Company's authorized capital stock consists of _____ (a) one hundred million (100,000,000) shares of Common Stock, without par value, of which _____ (_____) shares are issued and outstanding, and (b) thirty million (30,000,000) shares of Preferred Stock, without par value, of which:
     (i) nine million six hundred thousand (9,600,000) shares have been designated Series A Preferred Stock, without par value, of which nine million six hundred thousand (9,600,000) shares are issued and outstanding;
     (ii) two million (2,000,000) shares have been designated Series B Preferred Stock, none of which are issued and outstanding; one million five hundred thousand (1,500,000) shares have been designated Series C Preferred Stock, none of which are issued and outstanding; and (d) five million (5,000,000) shares of which have been designated Series D Preferred Stock, none of which are issued and outstanding. The outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. To the best of our knowledge, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase any of the authorized but unissued capital stock of the Company, other than the conversion privileges of the Series A Preferred Stock.


                                       1.

5. To the best of our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that questions the validity of the Agreement.

6. All consents, approvals or filings with any federal or California regulatory authority or governmental body required for the consummation by the Company of the transactions contemplated by the Merger Agreement, have been made or obtained except for the filing of the Agreement of Merger (and the officers' certificates thereto).


                                       2.

                                   EXHIBIT I

                               CERTAIN EMPLOYEES



Richard Ormond

Franklin Chiang

Jill Goldberg

David Nowlen

Damon Finney


                                       1.

                                   EXHIBIT J

                          OPINION OF COUNSEL TO PARENT


1. Parent and Merger Sub have been duly incorporated and are validly existing corporations in good standing under the laws of the State of California.

2. Each of Parent and Merger Sub has the requisite corporate power to own its property and assets and to conduct its business as it is currently being conducted.

3. The Merger Agreement and Agreement of Merger have been duly and validly authorized, executed and delivered by the Company and Merger Sub and constitute valid and binding agreements of the Company and Merger Sub enforceable against the Company and Merger Sub in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

4. The Shares of Common Stock issuable upon effectiveness of the Merger have been duly authorized, and upon issuance and delivery with the terms of the Merger Agreement, will be validly issued, outstanding, fully paid and nonassessable.

5. To the best of our knowledge, there is no action, claim, proceeding, suit or investigation pending or overtly threatened against the Company before any court or administrative agency that questions the validity of the Merger Agreement.


                                       1.